Exhibit 99.1
Blackbaud Names Microsoft Executive Marc Chardon
President and CEO
Charleston, S.C. (November 7, 2005) - Blackbaud, Inc. (Nasdaq: BLKB), the leading provider of software and related services designed specifically for nonprofit organizations, announced today that it has named Marc Chardon, a senior Microsoft executive, as its new president and chief executive officer. He will succeed retiring President and CEO Robert J. Sywolski effective November 28.
An executive with Microsoft since 1998, Mr. Chardon has served as CFO of Microsoft’s $11 billion Information Worker Business since 2003. In this role, he has been responsible for developing a sustainable growth strategy and plan for the business, which includes Microsoft Office, Microsoft Project, LiveMeeting and other related products.
Mick Hellman, Chairman of Blackbaud’s Board of Directors, stated: “Blackbaud should benefit tremendously from Marc’s rare combination of operational excellence, strong strategic management, and broad software experience. At Microsoft and Digital Equipment, Marc demonstrated his talent by increasing sales and profits, penetrating new market opportunities, and delivering superior levels of customer and employee satisfaction. We are pleased to have such a proven and talented software executive lead the organization as we work to further build our market-leading position in the industry.”
Mr. Chardon first joined Microsoft in 1998 as general manager of Microsoft France, then a 650-person subsidiary. During his three-year leadership, the unit experienced considerable growth and was frequently recognized as one of the most admired companies by French professionals. Prior to joining Microsoft, Mr. Chardon spent 14 years with Digital Equipment in a variety of international marketing, business, and operational roles, including head of corporate strategy and general manager of Digital France.
Mr. Chardon stated: “Blackbaud is an incredibly strong organization that enjoys an undisputed leadership position within the nonprofit software market. The company has a great track record of delivering software and services that add real value to customers — and is well positioned for the future. I look forward to leading this talented team and helping to execute the current strategy at the highest level, while also developing new opportunities to continue to grow the business by better serving the nonprofit community.”
Mr. Chardon, who graduated from Harvard with a degree in economics, is a French-American who was born in the U.S. and has spent seven years working in Europe. He succeeds the retiring Mr. Sywolski, who has been president and CEO since March 2000.

Mr. Hellman concluded: “Bob and his team have accomplished a tremendous amount, and we are deeply indebted to him for building such a strong foundation at Blackbaud, which includes new offerings, a robust services business, and an operational backbone to support further growth. We are also fortunate to have such a strong and deep management team to help ensure a seamless transition and continuity moving forward. We look forward to Marc bringing his proven operational and leadership skills to build upon this foundation and identify new opportunities to grow the business and better serve the nonprofit market.”
Conference Call Details
Blackbaud will host a conference call today, November 7, at 9:00 a.m. (ET). To access this call, dial 800-817-4887 (domestic) or 913-981-4913 (international). A replay of this conference call will be available through November 14, 2005, at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 7554611. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, and a replay will be archived on the Web site as well.
About Blackbaud, Inc.
Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. Approximately 13,000 organizations — including the American Red Cross, Bowdoin College, the Chesapeake Bay Foundation, the Crohn’s & Colitis Foundation of America, the Detroit Zoological Society, Episcopal High School, Help the Aged, the New York Philharmonic and United Way of America — use Blackbaud products and consulting services for fundraising, financial management, business intelligence, and school administration. Blackbaud’s solutions include The Raiser’s Edge®, The Financial Edge™, The Education Edge™, The Patron Edge™, Blackbaud® NetCommunity™, The Information Edge™, WealthPoint™, and ProspectPoint™, as well as a wide range of consulting and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina, and has operations in Toronto, Ontario; Glasgow, Scotland; and Sydney, Australia. For more information, visit www.blackbaud.com.
Blackbaud, the Blackbaud logo, The Raiser’s Edge, The Financial Edge, The Education Edge, The Patron Edge, Blackbaud NetCommunity, The Information Edge, WealthPoint and ProspectPoint are trademarks or registered trademarks of Blackbaud, Inc.
Forward-looking statements
Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: risks associated with senior management changes; the ability to attract and retain key personnel; risks associated with management of growth; risks associated with successful implementation of multiple integrated software products; lengthy sales and implementation cycles, particularly in larger organizations; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; adoption of our products and services by nonprofits; risks related to our dividend policy and share repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risks associated with product concentration; economic conditions and seasonality; competition; risks associated with acquisitions; technological changes that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge upon request from Blackbaud’s investor relations department.
Investor contact:
Tim Dolan
Integrated Corporate Relations
tdolan@icrinc.com
203-682-8200
Media contacts:
Megan McDonnell
Integrated Corporate Relations, Inc.
mmcdonnell@icrinc.com
203-682-8200
Rachel Hutchisson
Blackbaud, Inc.
Rachel.hutchisson@blackbaud.com
843-270-5824
SOURCE: Blackbaud, Inc.